Exhibit 99.2

Ventana Medical Systems Inc.

CytoLogix Litigation Update

December 23rd, 2003

Operator:

Good morning ladies and gentlemen, and welcome to your Ventana Medical Systems conference call. At this time all lines have been placed on a listen-only mode, and the floor will be open for your questions following the presentation. It is my pleasure to turn the floor over to Leslie Loyet. Maam, you may begin.

Leslie Loyet:

Thank you. Good morning and welcome to the Ventana Medical Systems conference call. This morning management will provide you with an update on the CytoLogix litigation. A press release was distributed this morning. If you need a copy, you can call Samir Patel at 312-640-6771. This conference call will follow a standard format. Management will provide their commentary, and then we’ll open the line up for Q&A.

Before we get started, I’d like to call your attention to the safe harbor statement, located at the bottom of the Ventana Announces Litigation Verdict press release. I’d also like to remind everyone that the information discussed on this call is current only as of the date of this call, Tuesday, December 23rd, 2003.

At this point, I’d like to introduce management. With us today are Chris Gleeson, President and CEO, and Nick Malden, CFO. At this time, I’d like to turn the call over to Chris. Please go ahead.

Chris Gleeson:

Thanks Leslie, good morning and thank you for joining our conference call at such short notice. I am joined today on this call by Nick Malden, our CFO. The purpose of the call is to discuss the verdict in the Cytologix trial and the impact on our ongoing business. My prepared comments will be relatively short and these will be followed by an opportunity for you to ask questions

As you have read, the jury in Boston yesterday found us liable for infringement of the two patents in question. The patents were found to cover the use of independent slide heating of slide samples on a moving platform in our Benchmark and Discovery systems. We are naturally disappointed with the outcome and we strongly believe the jury misapplied the applicable law in reaching their conclusions and as such we intend to file a notice of Appeal at the earliest possible date. Importantly, in relation to this infringement, the jury found us not liable for willfulness. In addition the jury did not find that Ventana had misappropriated any Cytologix trade secrets. We believe the fact that we were found to not have willfully infringed Cytologix patents and did not misappropriate any trade secrets limits the financial exposure of this matter.

This decision, which as I mentioned will be the subject of an appeal, will not have a material impact on the ongoing business of Ventana. With the exception of possible one-time charges, we remain committed to the current expectations for Q4 2003 and for 2004 and 2005. In regard to any liabilities that may result from this matter, should the verdict be not put aside or our appeal be unsuccessful, these are subject to a separate damages trial the date which has yet to be calendared by the court. We believe that the strength of our existing balance sheet is adequate to address any likely outcome from such a trial and that ultimate resolution of this matter will be reflected as a one-time charge in the period that damages are found to be probable and reasonably estimated in accordance with generally accepted accounting principles. It is likely that such a charge will be taken in Q4 of this year and I know many of you will want us to provide you with specific values however given where we are in the process, we cannot reasonably estimate the ultimate level of damages at the present time.

What we will say is that we anticipate some level of liability on royalties accruing on BenchMark and Discovery system capital sales and associated reagent revenues from the date of the Cytologix initial patent grant in February 2001 through the verdict date. In addition we anticipate that Cytologix will seek future royalties associated with on-going reagent sales on our installed BenchMark and Discovery base. Calculations by Cytologix from a year ago indicated that they anticipate total royalties of approximately $7M. While we have this bottom line number, we are not aware of the calculation details and the latter will ultimately be subject to separate litigation. All that said, I repeat that, backed by a strong balance sheet and with no finding of willfulness or misappropriation of trade secrets and thus lost profits or multiplier payments at issue, we believe that we have the financial wherewithal to manage this situation.

Let me turn to our current business. The existing Benchmark system will be phased out and be superceded by a multi-model Benchmark XT strategy. Let me remind you that the XT uses different technology from that the jury determined we infringe with the Benchmark. For market and business driven reasons we were considering this multi-model XT strategy for a mid 2004 introduction, but with the outcome of the trial now at hand, we will accelerate this transition by six months. We will also complete the economic analysis that looks at replacing, via an upgrade path, XT systems in our highest reagent volume Benchmark customers. Under all scenarios all existing Benchmark customers will receive the highest level of after sales support, both in-field and in-house, in the same way that we have supported our existing ES, Techmate and NexES customers over the last fourteen years. Our customers and their patients are our primary concern and we will do nothing to jeopardize the excellent relationships we have built and are continuing to build, with AP labs worldwide.

The Benchmark and Discovery have been excellent first generation fully automated slide staining systems for IHC and ISH but the Benchmark XT and Discovery XT, while higher priced, are superior performing systems. They are the systems of choice for customers who demand more flexibility, higher productivity and improved performance; and are prepared to pay for these features and benefits. Customer response to the XT systems has been overwhelming and we are confident that a multi-model offering that provides an upgrade path for customers as their workload increases and becomes more complex, is the ideal solution for today’s rapidly growing anatomical pathology market. In addition the internal production cost and support leverage that can be obtained by utilizing a single base platform are significant.

Do not let me give you the impression that acceleration of this program comes easily. It does not and it will require the full support of our people and the organization in general, but we are up to it and we will get the job done.

As an organization we have, over the past two years, been preparing for all possible outcomes resultant from this litigation and while we are clearly disappointed with the jury verdict on patent infringement, we are pleased that the jury found in our favor on the very important issues of trade secret misappropriation and willfulness.

Our job as an organization is to ensure the highest level of customer satisfaction, manage the broader transition to the Benchmark XT multi-model strategy and continue on with our aggressive new product development programs. Naturally this has its challenges but we are confident that we can do all of this while continuing to drive our business to meet the financial performance expectations.

And with that I’d like to open the floor up to any questions you may have.

Operator:

Thank you sir. The floor is now open for questions. If you do have a question, please press the numbers one followed by four on your touchtone telephone. If you are using a speakerphone, we ask that you please pick up your handset to provide optimum sound quality. And due to the number of analysts on today’s call, we ask that you please limit yourselves to one question. Once again, to ask a question please press one followed by four on your touchtone telephone, and please start with one question, and if there’s time, we’ll re-open the floor.

Our first question is coming from Timothy Lee of Merrill Lynch.

Timothy Lee:	Good morning. Just for my one question, just a timing question if I may. In terms of the damages portion of the trial, would that commence before the appeals process is completed?

Chris Gleeson:	That’s a good question, I don’t know the answer to that Tim. We will be filing a Notice to Appeal very shortly. Nothing is in calendar, I’m not sure what the judge’s reaction to that will be.

Timothy Lee:	I mean historically in these types of situations, does the damages portion get assessed or completed before you, you complete your appeals process or we just, I guess we just don’t know.

Chris Gleeson:	Yeah, I think we will file the appeal and the judge will determine how she assesses that in terms of the calendar and so forth.

Timothy Lee:	All right. Let me get back in the queue then.

Operator:	Thank you. Our next question is coming from Dee Akyatan from Bear Stearns.

Dee Akyatan:

Hi. I’m assuming when you talk about the swap out or phase out for BenchMark, maybe you’re referring to the BenchMark XT, but a different version of it, maybe less superior I think is the word you used. I don’t know if that’s the appropriate word, but when can we expect that? You said you’d speed it up by six months, so obviously some time in the first quarter. And would it be comparable in price and what are some of the financial mechanisms through which you’re going to help your customer base in terms of the swap out. Sorry, that wasn’t just one question actually.

Chris Gleeson:

Right. Well there’s two aspects there. Firstly, in relation to new sales going forward in to the new year, we expect to have one to three models of the, between two or three models of the BenchMark XT platform, each with different functionality and features, to offer a broad spectrum of customer requirements from small, medium, to large of are arteries. And that will begin in Q1. We will only be replacing BenchMark, existing BenchMark systems where it’s economically feasible to do so in those high volume accounts. And we will be providing an upgrade path for those customers that wish to do that, in the first quarter of, in fact going through 2004.

Dee Akyatan:	Okay, I’ll get back in to queue as well.

Operator:	Thank you. Our next question is coming from Sara Michelmore of SG Cowen.

Sara Michelmore:

Yes, two questions on timing as well, Chris. First, if the judge were to rule that she would enjoin you in BenchMark sales, could you just kind of give us a sense of how that would play out and what the timing would be there. And second, on the trial for damages, is it your understanding that this would be another jury trial or would this be a judge or panel of judges type of situation?

Chris Gleeson:

Here’s my understanding with any facts at this stage. In terms of injunction, we would expect the other side to file for an injunction, and it’s likely that we would not contest that. And that’s likely to happen in the next, you know, I imagine in the next three to four weeks.

In regard to the damages trial, it is a jury trial as I understand it. It’s in front of the same judge with a different jury, and there’s no date set for that.

Sara Michelmore:	Thank you. I’ll get back in to queue.

Operator:	Thank you. Our next question is coming William Bonello of Wachovia Securities.

William Bonello:	Hey guys. You mentioned a figure of seven million dollars that you thought was what CytoLogix was looking for. Is that your understanding of what they’re looking for in past damages?

Chris Gleeson:	That is our understanding of what CytoLogix is looking for, both past and future.

William Bonello:	So total.

Chris Gleeson:	Total.

William Bonello:	Great, thanks.

Operator:	Thank you. Once again, if you do have a question, please press the numbers one followed by four on your touchtone telephone. We do have a follow up question coming from Timothy Lee of Merrill Lynch.

Timothy Lee:	In terms of the legal expenses here now going forward, does this change any of your expectations in terms of kind of the costs that you had expected to incur here in the next quarter or two?

Chris Gleeson:

It does not change our expectations for costs in the next quarter or two. We’ll wait to see how the trial dates work out. But at the moment, we feel comfortable with our estimates we put out there for ‘04.

Timothy Lee:

If I can just follow up here on the cost side here, I know some of the Q4 SG&A did step up here with the trial going, with the coming of this trial here, and would that now clearly coming to not a complete close, but in terms of a decline in terms of that number of hours and the like, I mean, can we expect to see the legal expenses and aggregate to step down in ‘04 from ‘03 levels?

Nick Malden:

I think the comment we made on that Tim, was that we don’t expect a big piece dividend as a result of the CytoLogix litigation. We’ve got a couple of other litigations on the slate, and as we start to see that in the next year we call for it. But our basic comments in both our previous guidance and any other conversations has been that we don’t expect a big piece as a result of the CytoLogix case going away.

Timothy Lee:	Okay. Thank you.

Operator:	Thank you. Our next question is a follow up coming from Sara Michelmore of SG Cowen.

Sara Michelmore:

Hi, great. I’m just wondering with the accelerated timeline for the multi platform BenchMark XT, does this impact any of the resources you guys would devote to the Symphony stainer and the launch time associated with that product?

Chris Gleeson:

No, it does not. In fact, I mentioned in my comments there that we’ve been preparing for all possible outcomes for a couple of years now. And there was always a scenario, potentially which we didn’t hope didn’t eventuate, but would have to charge this program. It will just require some extra effort that we are not changing any of our delivery deliverables in terms of product deadlines in ‘04, including the Symphony and including our LIS system and including a new diagnostic test.

Sara Michelmore:	That’s great. Thanks Chris.

Operator:	Thank you. We have a follow up question coming from Dee Akyatan of Bear Stearns.

Dee Akyatan:

Hi. I know you guys said your financial outlook does not change. But in terms of the mix or the components of the financial outlook, does this development in terms of royalty payments that need to be made to CytoLogix on an ongoing basis on the reagent sales, does it change your gross margin outlook while maybe lowering expenses somewhere else as litigation et cetera?

Nick Malden:

Dee, what we said earlier in the call, although it’s very early for calls, we’re expecting that we would have a one-time charge associated with this royalty agreement and a cash outflow. We don’t expect to have an ongoing royalty charge. However, that’s obviously all subject to whatever comes out in subsequent negotiations. But I think we’re looking at a one-time charge associated with it.

Dee Akyatan:	Okay. Thanks for the clarification.

Operator:	Thank you. We have a follow up question coming from William Bonello of Wachovia Securities.

William Bonello:

Yeah, when you mentioned that you assumed CytoLogix will buy out for an injunction and you would not contest that, I assume we’re talking only on the sale of future BenchMark instruments but not on the sale of future BenchMark reagents?

Nick Malden:	That’s correct.

William Bonello:	Thanks.

Operator:	Thank you. We have a question coming from Matthew Buten of Argus.

Matthew Buten:

Maybe if you could give a little more detail on the seven million that was calculated by CytoLogix. And you mentioned it was about a year ago. Is that the current number? And maybe if you could give us a sense of kind of what the assumed royalty rate was in that calculation. And the other question would be as it relates to the multi model XT’s, the multi mode XT’s, can you maybe explain some of the differences amongst those and whether or not the lower priced units would be upgradeable to higher.

Chris Gleeson:	Yeah, I’ll let Nick answer the questions about on the CytoLogix numbers, and then I’ll come back to talk about the upgrade path on the multi models in XT.

Nick Malden:

Yeah, as we’ve mentioned, we don’t have any detail of the seven million dollars, only that that was the number that was floated by CytoLogix. Obviously the details of the calculation and the ultimate number is going to be subject to a damages trial. So we don’t have any other details on just that bottom line number.

Matthew Buten:	And that number was floated by them in terms of settlement discussions?

Nick Malden:	No. That was a number that came up in court between lawyers, and we weren’t entitled to seeing any of the details of it.

Chris Gleeson:

And the second part of your question, one of the challenges that we face today with our current BenchMark system is that it’s not upgradeable today to an XT without a mated platform change. What we plan to do and what we already had in the works was a strategy that allowed us to place a sort of a BenchMark XT platform, which has and benefits that meet some of the smaller less complex laboratories, and then provide an upgrade path where the platform remains the same. We would provide some additional figures for some software features and also some mechanical features, instrument features that provides a path to the current, where the current BenchMark XT is today. And then one step further pass that again so that we have a top of the line system will be actually our model, our plan is any way, a model that will have even more features and benefits than the current XT has today in the market place. All upgradeable, same platform, and very identifiable and required features for customers.

Matthew Buten:

And how long will it take you for this switch over process to get some of the customers to the new XT’s, and when you talked about the economics after work, what kind of volume are you talking about for the economics to work?

Chris Gleeson:

Well, I’ll answer. First of all, we anticipate doing starting this in Q1, and you know, we’re not going in to the on this call to the dollars involved in the economics. We will assess customers, you know, for existing customers if we think it makes sense economically to upgrade them to an XT with them being part of the solution as well, then we’ll do that in ‘04. But immediately in Q1, we will start with our multi model XT strategy.

Matthew Buten:	And can you address all …

Nick Malden:	Matt, everyone else hasn’t been getting in and out of the line. So I just want to make sure that the folks are being treated fairly. So I think I need to get you back in queue.

Matthew Buten:	Okay, thank you.

Operator:

Thank you. If there are any last questions, please press the numbers one followed by four on your touchtone telephone. We appear to have no further questions. I’d like to turn the floor back to management for any following comments.

Chris Gleeson:

Yes, thanks Leslie. So on behalf of the organization, thank you for your time this morning. We are very pleased to have this part of the litigation behind us, although there is still a way to go in terms of our appeal and so forth. But while we are disappointed naturally as I mentioned in our conference call with the outcome in the patents which we’ll appeal, we are very pleased about the issue of none wilfulness and none misappropriation of trade secrets. And we also feel very positive about our ability to bring the organization to a performance level that will be able to meet the expectations you have of our company going forward. Thank you very much.

Operator:	Thank you all for your participation. That does conclude your teleconference. You may disconnect your lines at this time. Have a great day.